Exhibit 99.1

Archer Limited : Filing of Form 15F to Terminate Reporting Obligations under United States Exchange Act of 1934

27|02|2011
Hamilton, Bermuda (February 27, 2012)

Archer Limited announced today that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of terminating its reporting obligations under Section 13(a) and Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Archer expects that the termination of its duty to file reports will become effective 90 days after the filing of Form 15F with the SEC. However, as a result of this filing, Archer’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended. Archer is current with its reporting requirements under the Exchange Act.

Archer will continue to comply with its disclosure obligations under the Norwegian Securities Trading Act and its annual report, financial statements and periodic press releases will continue to be available on Archer’s website at www.archerwell.com. Archer’s common shares will continue to be listed and trade in Norway, in Norwegian krone, on the Oslo Børs (Oslo Stock Exchange) under the symbol "ARCHER".

This information is subject of the disclosure requirements acc. to §5-12 vphl (Norwegian Securities Trading Act).